February 2025 Lytus Technologies Holdings PTV. Ltd. Proposed Nasdaq Exchange - Nasdaq Capital Market Ticker: LYT Investor Presentation Issuer Free Writing Prospectus, dated February 13, 2026 Filed Pursuant to Rule 433 Relating to Preliminary Prospectus, dated January 30, 2026 Registration Statement File No. 333 - 290302

Presentation Disclaimer

This presentation relates to the proposed public offering of common shares, par value US$0.01 per share ("Common Shares"), of Lytus Technologies Holdings PTV. Ltd. ("we", "us", "our" "Lytus" or the "Company") and highlights basic information about us and the offering. Because this presentation is a summary, it does not contain all of the information that you should consider before investing in our Common Shares. This presentation should be read together with the preliminary prospectus included in the Company's Registration Statement on Form F-1, as amended (File No. 333-290302) (the "Registration Statement"), initially filed with the U.S. Securities and Exchange Commission ("SEC") on September 16, 2025 and most recently amended on January 30, 2026, for the offering to which this communication relates which may be accessed through the following weblink:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001816319/000121390026010368/ea0274555-f1a3_lytus.htm

This presentation constitutes a free writing prospectus ("FWP") for purposes of Rule 433 under the Securities Act of 1933, as amended. This FWP should be read together with the preliminary prospectus included in the Registration Statement. Any offering of Common Shares will be made only by means of a prospectus forming part of an effective registration statement.

The Registration Statement has not yet been declared effective by the SEC. The Common Shares described herein may not be sold, nor may offers to buy be accepted, prior to the time the Registration Statement is declared effective by the SEC. Before you invest, you should read the preliminary prospectus forming a part of the Registration Statement (including the risk factors described therein) and the other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you such prospectus if you request it by calling +1 (949) 347-5222 or sending an e-mail to IB@amtruinvest.com.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information herein is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person where such distribution or use would be contrary to local law or regulation.

This presentation contains estimates and other statistical data made by third parties and by us, relating to market size and growth and other data about our industry. This data involves assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk. We undertake no duty to update such estimates.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Forward - Looking Statements This presentation includes forward - looking statements . All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward - looking statements . The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward - looking statements . We have based these forward - looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short - term and long - term business operations and objectives, and financial needs . These forward - looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section in the Registration Statement . Moreover, we operate in a very competitive and rapidly changing environment . New risks emerge from time to time . It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward - looking statements we may make . In light of these risks, uncertainties and assumptions, the future events and trends discussed in this presentation may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward - looking statements . You should not rely upon the forward - looking statements as predictions of future events . The events and circumstances reflected in the forward - looking statements may not be achieved or occur . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by applicable law, we undertake no duty to update any of these forward - looking statements after the date of this presentation or to confirm these statements to actual results of revised expectations .

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Offering Summary Lytus Technologies Holdings PTV. Ltd. Issuer Common Shares Securities Uplisting / Initial Public Offering Offering Type Nasdaq Capital Market Proposed Nasdaq Exchange LYT Proposed Nasdaq Ticker 1,132,076 Common Shares , or 1,301,887 Common Shares if the underwriters exercise their over - allotment option in full* Securities Offered • 1,978,076 Common Shares outstanding before the offering • 3,110,152 Common Shares outstanding after the offering, assuming no exercise of the underwriters’ over - allotment option, or 3,279,963 Common Shares if the underwriters exercise their over - allotment option in full* Shares Outstanding $13.00 to $15.00 per Common Share Public Offering Price Range $15,000,000 or $17,250,000 if the underwriters exercise their over - allotment option in full Gross Proceeds • Approximately $1.6 million to repay the full amount outstanding under the Note issued to Yorkville; and • Approximately $12.4 million for working capital and general corporate purposes. Use of Proceeds American Trust Investment Services, Inc. and WestPark Capital Representatives of the Underwriters *A public offering priced of $13.25 per share, which equal to the last reported sale price of our common shares on the OTCID on February 9, 2026.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Lytus is a high - growth platform services company with a strong foundation in Cable, Broadband, and IPTV services, serving a combined active user base of over 4 million users and expanding rapidly into Media and Entertainment, Health Tech, Cloud, and Enterprise Digital Platforms. Offerings • Cable & Broadband Services: Core IPTV multicast, cable television, and high - speed broadband services across India. • Media & Entertainment: Lytus Studios, Lytus Music and Audio OTT for original content, immersive media, and global distribution. • HealthTech Solutions: Telemedicine platforms, remote diagnostics, connected devices, and AI - driven care workflows in the US and India. • Cloud & Enterprise Digital Services: Secure private cloud, digital transformation, analytics, and managed technology services. • Fintech & Digital Assets: Digital payments, wallets, and blockchain - enabled financial solutions. Company Overview

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Lytus Technologies Holdings PTV. Ltd. (British Virgin Islands ("BVI") Entity) Lytus Technologies Private Limited (Wholly - owned Indian Subsidiary) Lytus Sri Sai Networks Private Limited (Indian Subsidiary, 51% owned by Lytus Technologies Private Limited) Corporate Structure (as of January 29, 2026) Sree Devi Communication Private Limited (51% owned by Lytus Sri Sai Networks Private Limited) Sree Devi Digital Systems Private Limited (51% owned by Lytus Sri Sai Networks Private Limited)

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Customer Base Over 4 Mn active users across cable, broadband, digital media, and healthcare platforms, providing a large, established, and engaged user ecosystem. Revenue $23.2 Mn in Revenue (FY March 2025) and $14.4 Mn (Interim HY September 2025) Net Income After Tax $0.83 Mn in Net Income After Tax (FY March 2025) and $0.34 Mn (Interim HY September 2025) Legacy operating businesses have historically generated positive operating cash flows, supporting continued platform investment and business diversification. Diversified Business Model Operations span Cable & Broadband, IPTV, Media & Entertainment, Fintech, HealthTech, Enterprise Digital Services, and emerging digital platforms, enabling multiple monetization pathways across consumer and enterprise segments. Company Highlights

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Built - In Millions → Ready Customer Base Lytus operates platforms with a large, existing active user base, creating a ready distribution environment for the introduction of additional services and offerings. This embedded customer ecosystem supports efficient cross - platform adoption, reduces dependence on external customer acquisition channels, and enables the measured rollout of new business initiatives across the Company's operating verticals. Data - Driven Platform Intelligence Lytus's platforms generate millions of user interactions, producing embedded data assets supported by analytics and machine learning capabilities. These capabilities enable personalization, predictive insights, operational optimization, and informed development of cross - platform services across media, connectivity, healthcare, and digital platforms. Highly Complementary Product Portfolio A diversified set of complementary offerings across Cable & Broadband, Media & Entertainment, HealthTech, Cloud, and Digital Platforms, enabling cross - platform service integration and expansion. Long - Term Customer Relationships & Experienced Leadership Strong, recurring customer relationships driven by subscription - based services and long - standing distribution networks, supported by seasoned leadership with cross - sector experience across telecommunications, media, technology, healthcare, and enterprise services. Strategic Advantages

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Mumbai Hyderabad Dubai Los Angeles Jacksonville Vizag Our Global Office Network Our global footprint is growing as we roll out new initiatives across key markets.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Business Areas Broadband & Cable Powering connections for a digital future Media & Entertainment Endless content, infinite possibilities Studios Crafting cinematic magic Cloud Upgrade your digital infrastructure with the cloud Fintech Empowering finances, one transaction at a time Healthtech Revolutionizing healthcare for a healthier tomorrow

LYTUS technologies

Broadband, Cable, Media & Entertainment:

Powering Digital Connections



Reliable Cable and Internet Services

Lytus provides subscription-based TV and internet services to 4 million users across India, supported by a robust fiber network delivering reliable, high-speed connectivity across urban and rural markets.



450+ Channel Subscription TV

Delivering linear TV and internet services to millions of users across urban and rural India, with a diverse mix of regional, national, and international channels for entertainment, news, education, and sports.



IPTV Device

The Lytus IPTV device enables access to 450+ live TV channels, converting any television into a smart entertainment system with live and on-demand content.



Upcoming Fiber-to-the-Home Launch

Nationwide broadband rollout delivering ultra-fast internet to homes across India, enabling seamless streaming, remote work, smart technologies, and greater digital inclusion.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss.

Studios:

Shaping Tomorrow's Storytelling



Advanced Cinematic Production

Lytus Studios uses modern cinematic technologies to enhance content quality and support innovative visual storytelling.



Specialized Tech Facilities

Studios are equipped with XR, AR, VR, and AI-based tools to enable immersive production and efficient post-processing.



Global Creative Hubs

With hubs in India, the UAE, and the USA, Lytus Studios produces scalable content for global audiences.


FILM
FESTIVAL

Collaborative Innovation

Partnerships with filmmakers, festivals, and production houses drive creative collaboration and content innovation.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Cloud: Upgrading Digital Infrastructure Cloud Deployment & Integration Lytus Cloud supports private and public cloud deployments, enabling smooth migration and scalable digital infrastructure. Expert Consulting & Architecture Specialist teams provide guidance on cloud strategy, architecture design, and implementation. Optimization, Security & Compliance Automation and analytics help optimize costs, enhance security, and ensure regulatory compliance.

FinTech:

Driving Digital Payments & Financial Access Across Our Ecosystem



E-Wallet Payments

Conversion of cash collections from cable subscribers into secure e-wallet payments across Telangana.



Payment Gateway Integration

Seamless integration with partner bank systems to enable reliable digital payment processing.



Credit Cards & Microloans

Planned rollout of credit cards and microloan products for eligible subscribers.



Financial Inclusion

Expanding access to digital financial services for underserved customers in underbanked and digitally underserved regions.



Regulatory Compliance & Security

Adherence to Indian Fintech regulations with secure transactions and data-driven compliance.

Lytus Fintech focuses on digitizing payments and expanding financial services across the Company’s ecosystem. Initial efforts target cable operations, with planned expansion into Healthcare, OTT, and other verticals, funded through market capital, internal cash flows, and banking partnerships.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. HealthTech: Revolutionizing Healthcare for a Healthier Tomorrow Telemedicine Enables remote consultations through digital platforms, improving healthcare access for rural and underserved populations. Patient - Centric Healthcare An integrated, patient - centric ecosystem combines smart systems and medical technologies to deliver seamless access and better care coordination. AI Diagnostics AI - driven diagnostics are planned to enhance accuracy and speed by analyzing medical data and supporting informed clinical decisions. A scalable omni - channel ecosystem expands healthcare access globally while improving efficiency and outcomes.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Value Proposition Across Platforms Solving Structural Gaps at Scale Lytus builds technology platforms that solve fundamental access, efficiency, and scale problems across connectivity, media, f ina nce, cloud, and healthcare. By combining infrastructure, digital platforms, and recurring revenue models, Lytus turns underserved and fragmen ted markets into scalable, high - growth opportunities. Broadband & Cable Problem: Millions lack reliable, high - speed connectivity. Solution: Fiber - backed broadband and cable infrastructure built for scale. Impact: Recurring revenues, rapid subscriber growth, and digital inclusion at national scale. Media & Entertainment Problem: Content discovery and monetization are fragmented. Solution: An integrated IPTV, OTT, and audio ecosystem. Impact: Higher engagement, stronger monetization, and owned distribution. Studios Problem: High - cost, slow, and inflexible content production. Solution: Tech - enabled studios using XR, AI, and global creative hubs. Impact: Faster production, premium output, and global scalability. Cloud Problem: Businesses struggle to modernise securely and cost - effectively. Solution: End - to - end cloud migration, optimization, and compliance. Impact: Lower costs, higher performance, faster digital transformation. FinTech Problem: Financial services remain inaccessible and inefficient. Solution: Secure payments, flexible lending, and digital wallets. Impact: Financial inclusion, high transaction volumes, scalable monetization. HealthTech Problem: Healthcare access is limited, slow, and inefficient. Solution: Telemedicine, AI diagnostics, and on - demand blood logistics. Impact: Better outcomes, lower costs, and scalable healthcare access.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Why Lytus ? Platform Scale Integrated platforms across connectivity, streaming and telecast, financial technology, cloud infrastructure, and healthcare technology, addressing large underserved markets in India and other high - growth regions. Recurring Revenue Subscription - led and transaction - driven revenue models, supported by owned infrastructure, delivering predictable and recurring cash flows. Proven Execution Established customer base, live platforms, audited operations, supporting robust validation while reducing downside risk. Cross - Platform Monetization Shared users, data, and distribution channels enable efficient cross - selling across broadband, media, fintech, and healthtech platforms. Asset - Light Expansion Phased expansion across streaming and telecast, including the OTT streaming market, Lytus Studios, Lytus Cloud, FinTech, and HealthTech through partnerships and platform leverage, enabling margin expansion without heavy capital intensity. Historical Growth A track record of disciplined growth, strategic optionality, and alignment with long - term global demand trends.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Board of Directors Dharmesh Pandya Founder, Chief Executive Officer & Director A technology, tax & corporate lawyer with 25+ years’ experience and a Harvard Law School graduate, leading the company since inception and as CEO since April 1, 2020. Shreyas Shah Chief Financial Officer & Director A finance and consulting professional with 15+ years’ experience across legal, tax, valuation, restructuring, PE structuring, and international tax; Advanced LL.M. in International Tax from Leiden University. Rajeev Kheror Independent Director A global media and broadcasting leader with 30 years’ experience, having built 17 digital and broadcast platforms reaching ~1.3B viewers; Gold Medalist from the Asian Academy of Film & Television. Robert M. Damante Independent Director A senior finance executive with decades of experience in insurance and financial services, including leadership roles at major global firms; holds a B.S. in Accounting and an MBA. Parvez Master Independent Director A global finance, audit, and risk professional with 25+ years’ experience across governance, compliance, and transformation roles; holds a B.S. in Accounting & Information Systems and an MBA.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Company Overview Media & Entertainment / OTT Lytus operates in India’s IPTV and digital streaming market, delivering content through RF and IPTV formats with access to over 450 linear channels and regional and national content libraries. Telemedicine & Digital Health Telemedicine is legally permitted in India under guidelines issued in 2020, and Lytus plans to leverage its existing cable infrastructure to deliver technology - enabled remote healthcare and diagnostic services. Cloud & Enterprise Digital Services Lytus Cloud supports scalable digital services through cloud infrastructure, managed hosting, and data centre solutions for internal platforms and enterprise customers. Fintech & Digital Payments Launched in July 2023, Lytus ’ fintech business focuses on digitizing subscriber payment collections, with planned expansion into additional financial services.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Key Market Takeaways for Lytus Telemedicine & Digital Health Lytus aims to expand access to healthcare in rural and semi - urban India by leveraging its network infrastructure and technology - enabled telemedicine services, with phased rollout from the second half of 2025. Media & Entertainment / OTT Streaming is Lytus ’ core business, serving over four million users in India and generating revenue from subscriptions and advertising. Cloud & Enterprise Digital Services Cloud infrastructure enables unified, scalable service delivery across Lytus ’ operating segments. Cross - Sector Leverage Lytus ’ integrated multi - vertical platform supports cross - selling, diversified revenues, and efficient use of shared infrastructure.

Financials Highlights

Entity	2024 Audited			2025 Audited			Half-Yearly September 2025 Unaudited	
	Revenue (USD)	Net Income After Tax (USD)		Revenue (USD)	Net Income After Tax (USD)		Revenue (USD)	Net Income After Tax (USD)
Lytus Technologies Holdings PTV. Ltd.	$23,003,342	$653,174		$23,186,534	$829,412		$14,425,228	$340,031

- **Stable Core, Scalable Growth Engine**: A strong operating base provides predictable performance while creating headroom for accelerated growth as expansion initiatives scale.
- **Operating Leverage Kicking In**: Improving profitability reflects increasing efficiency, cost discipline, and margin expansion as the platform matures.
- **Focused Core with Embedded Optionality**: The core business drives cash generation today, while adjacent platforms offer meaningful upside as investments convert into scale.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss.

Note: See the Registration Statement, including the most current preliminary prospectus forming a part thereof, for further r isk s and disclosures. There is no guarantee that any specific outcome will be achieved. Investments in the Company may be speculative, illiquid, and involve the risk of loss. Let’s Connect Partner with Us | Invest in the Future | Join the Movement Contact Dharmesh Pandya, Director and Global CEO dharmesh@lytuscorp.com Website https://www.lytuscorp.com/